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                                                                   EXHIBIT 10.12


                              SETTLEMENT AGREEMENT
                              AND GENERAL RELEASE

     This Settlement Agreement and General Release (the "Settlement Agreement") is made this 1 day of February, 2000 by and among NewsReal, Inc., a Delaware corporation ("NewsReal") with offices at 66 Canal Center Plaza, Suite 700, Alexandria, Virginia 22314, and Catherine Michela, 47589 Griffith Place, Sterling, Virginia 20165 ("Michela").

                                    RECITALS

     WHEREAS, NewsReal and Michela are parties to the following Agreements (i) the Employment Agreement dated as of December 11, 1997 under which Michela served as an Executive Officer of NewsReal (the "Employment Agreement"), (ii) the Shareholders Agreement dated as of December 11, 1997 (the "Shareholders Agreement"); (iii) the Amended and Restated Subscription Rights Agreement dated as of December 11, 1997 (the "Subscription Rights Agreement"); (iv) the Amended and Restated Stock Option Agreement dated as of March 31, 1999 (the "Amended and Restated Stock Option Agreement"), and (v) the Performance Stock Option Agreement dated as of March 31, 1999 (the "Performance Stock Option Agreement") (collectively, the "Agreements");

     WHEREAS, Michela's employment with NewsReal was terminated on March 31, 1999 (the "Termination Date");

     WHEREAS, pursuant to the Subscription Rights Agreement NewsReal issued to Michela 1991 shares of NewsReal common stock, par value .001 per share (now 199,100 shares following a stock split) ("Common Stock");

     WHEREAS, pursuant to the Amended and Restated Stock Option Agreement and the Performance Stock Option Agreement, NewsReal granted to Michela an option to purchase shares of Common Stock of NewsReal (the "Options"), which Options have expired and/or been terminated by their terms; and

     WHEREAS, the parties hereto wish to settle and compromise the matters arising between them relating to or resulting from Michela's employment with NewsReal and termination thereof, and to execute a release and waiver of claims in the form hereof;

     NOW THEREFORE, in consideration of the execution, delivery and performance of this Settlement Agreement, and for other good and valuable consideration, the parties hereto, intending to be legally bound, mutually agree as follows:

     1. Termination. Except as set forth in Section 5 hereof, the parties acknowledge that all of the Agreements are terminated in all respects, and, effective as of the date hereof, the parties hereto waive their respective rights under, and compliance with the terms of, the Agreements.


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The parties acknowledge that, as a result of this Settlement Agreement, except as set forth in Section 5 hereof, no further obligation is owed by either party to the other under the Agreements, and neither party shall be responsible for any further payments to the other under the Agreements. Specifically, without limiting the generality of the foregoing, NewsReal shall no longer have any rights under Section IV of the Subscription Agreement.

     2. Terms of Release. NewsReal agrees (i) to pay Michela twenty thousand dollars (U.S.$20,000.00) upon the expiration of the seven (7) day revocation period provided for in Section 11 hereof provided that Michela has not exercised her right of revocation within such seven (7) day period and ten thousand dollars (U.S.$10,000) a month for twenty (20) months thereafter, the first such monthly payment to be due and payable on March 1, 2000, and (ii) to pay for Michela's participation in the health, dental, and vision insurance programs, if any, of NewsReal through December 10, 2000, less all applicable wage, FICA, and other withholding as required by law, all in consideration for Michela's termination of employment and waiver of claims against NewsReal.

     3. Waiver and Release by Michela. Michela hereby waives any and all claims, charges, complaints, liabilities, obligations, promises, Agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising in connection with or otherwise relating to her employment with NewsReal, her termination therefrom or any of the Agreements, that she has or may have against NewsReal of any kind whatsoever, including, but not limited to, allegations of wrongful termination, breach of contract (other than in connection with this Settlement Agreement), intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law (including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981 et seq., the Equal Pay Act, 29 U.S.C.
Section 206, the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., the Americans with Disabilities Act, 42 U.S.C.
Section 12101 et seq., the Age Discrimination Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the National Labor Relations Act, 29 U.S.C. Section 151 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C.
Section 2601 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., and any other employment or civil rights act, any and all claims for severance pay or benefits or bonus payments under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of NewsReal and does hereby remise, release and forever discharge NewsReal and its respective officers, directors, shareholders, agents and employees and their successors and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with NewsReal of and from any and all debts, claims, demands, damages, actions, causes of action, or liabilities of any nature whatsoever arising in connection with or otherwise relating to her employment with, and her position as an Executive of, NewsReal, the termination of such employment, or any of the Agreements, that Michela shall or may have against NewsReal, excluding from the application of the foregoing release and waiver any claims, rights or liabilities for the performance of the terms and provisions of this Settlement Agreement.

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     4.   Confidentiality. Michela agrees to hold and maintain confidential and not disclose to any third party the terms and conditions of this Settlement Agreement including, without limitation, the consideration provided for by this Settlement Agreement; provided, however, that the foregoing shall not apply to any disclosure that may be required to the extent compelled by legal process or necessary to enforce Michela's rights hereunder. Michela further agrees not to make any disparaging or derogatory comment about NewsReal or any of its respective officers, directors, employees or representatives at any time following the date of this Settlement Agreement. Michela understands and agrees that in the event she breaches any of the terms of this Section 4, she shall forfeit her right to receive the payment specified in Section 2, and shall be liable to NewsReal for such amount.

     5. Survivability of the Shareholders Agreement and Certain Provisions of the Agreements. Michela agrees that, notwithstanding any other provisions of this Settlement Agreement to the contrary, she will continue to be bound by (i) the Shareholders Agreement, (ii) Sections 5 and 6 of the Employment Agreement and (iii) Sections II and III of the Subscription Agreement.

     6. Governing Law. This Settlement Agreement shall be governed by the laws of the State of New York.

     7. Payment of Legal Fees. If any party is required to engage in any proceedings, legal or otherwise, to defend or enforce its rights under this Settlement Agreement, such party, if successful, shall be entitled to recover from the other party which is in breach of its duties hereunder, in addition to any other remedy or sums due, the reasonable attorneys' fees and disbursements and costs of such proceeding incurred in connection therewith.

     8. Counterparts. This Settlement Agreement may be executed in more than one counterpart, each of which shall be an original, but all of which, taken together, shall be and remain one instrument.

     9. Headings. The headings of the several sections of this Settlement Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     10. Invalid Provisions. If any provision of this Settlement Agreement is held to be illegal, invalid or unenforceable under present or future law effective during the term hereof, such provision shall be fully severable. This Settlement Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically, as part of this Settlement Agreement, a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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           11.  TIME FOR REVIEW; REVOCATION. Michela understands that she has twenty-one (21) days within which to consider this Settlement Agreement and that this Settlement Agreement is revocable by her for a period of seven (7) days following the execution of this Settlement Agreement, and if not so revoked, will become effective and enforceable.

           12. REVIEW BY MICHELA AND COUNSEL. Michela expressly represents and warrants to NewsReal that she has entered into this Settlement Agreement freely without duress and completely read this Settlement Agreement prior to executing it, has had an opportunity to review it with her counsel, has been offered twenty-one (21) days within which to consider this Settlement Agreement and to understand its terms, contents, conditions and effects and has entered into this Settlement Agreement knowingly and voluntarily.

           13. AMENDMENT. This Settlement Agreement may not be amended or modified in any respect except by an Agreement in writing executed by the parties in the same manner as this Settlement Agreement.

           14. SUCCESSORS. This Settlement Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.

           15. ENTIRE AGREEMENT. This Settlement Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Settlement Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Settlement Agreement.

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           IN WITNESS WHEREOF, the parties hereto have caused this Settlement
Agreement to be executed effective the day and year set forth above.

                                       NEWSREAL, INC.




                                       By: /s/ DAVID C. HOPPMANN
                                           __________________________
                                           Name: David C. Hoppmann
                                           Title: President & CEO




                                       CATHERINE MICHELA




                                       /s/ Catherine H. Michela
                                           __________________________
                                           Catherine Michela


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